Exhibit 99.1

CONSENT OF PIPER JAFFRAY & CO.

We hereby consent to (i) the inclusion in the Registration Statement on Form S-4 of Renewable Energy Group, Inc. (“REG”), relating to the proposed sale of substantially all of the assets of Syntroleum Corporation (“Syntroleum”) to REG, of our opinion letter to the Board of Directors of Syntroleum, dated December 16, 2013, appearing as Annex D to the proxy statement/prospectus, which is part of the Registration Statement, and (ii) to the references in the Registration Statement to such opinion letter and our firm name under the headings “PROPOSAL ONE—THE ASSET SALE PROPOSAL—Background of the Asset Sale” and “PROPOSAL ONE—THE ASSET SALE PROPOSAL—Opinion of Syntroleum’s Financial Advisor.” In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations adopted by the Securities and Exchange Commission (the “SEC”) thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC promulgated thereunder.

PIPER JAFFRAY & CO.

/s/ Piper Jaffray & Co.

Minneapolis, Minnesota

January 13, 2014